                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. * )


                                 Landacorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   514756 10 5
                                   -----------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

_______________________                                  _______________________

 CUSIP No. 514756 10 5            SCHEDULE 13G             Page 2 of 9 Pages
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


     Greylock IX Limited Partnership
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,500,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,500,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,500,000
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                          (SEE INSTRUCTIONS)



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     18%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________


                               Page 2 of 9 pages

_______________________                                  _______________________

 CUSIP No. 514756 10 5            SCHEDULE 13G             Page 3 of 9 Pages
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


     Greylock IX GP Limited Partnership
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,500,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,500,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,500,000
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     18%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________


                               Page 3 of 9 pages

_______________________                                  _______________________

 CUSIP No. 514756 10 5            SCHEDULE 13G             Page 4 of 9 Pages
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


     William W. Helman
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,500,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           2,500,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,500,000
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     18%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     IN
________________________________________________________________________________


                               Page 4 of 9 pages

_______________________                                  _______________________

 CUSIP No. 514756 10 5            SCHEDULE 13G             Page 5 of 9 Pages
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS (ENTITIES ONLY).


     William S. Kaiser
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,500,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           2,500,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,500,000
________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     18%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     IN
________________________________________________________________________________


                               Page 5 of 9 pages

_______________________                                  _______________________

 CUSIP No. 514756 10 5            SCHEDULE 13G             Page 6 of 9 Pages
________________________________________________________________________________


Item 1(a)         Name of Issuer:

                  Landacorp, Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                  4151 Ashford Dunwoody Road, Suite 505
                  Atlanta, GA 30319

Item 2(a)         Name of Person Filing:

                  Greylock IX Limited Partnership ("GIXLP"); Greylock IX GP Limited Partnership ("GIXGPLP"), the General Partner of GIXLP; William W. Helman and William S. Kaiser, each Co-Managing General Partners of GIXGPLP (each a "Co-Managing Partner").

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  The address of the reporting persons is:

                  One Federal Street
                  Boston, Massachusetts  02110


Item 2(c)         Citizenship:

                  GIXLP is a limited partnership organized under the laws of the State of Delaware. GIXGPLP is a limited partnership organized under the laws of the State of Delaware. Each of Mr. Helman and Mr. Kaiser is a citizen of the United States.


Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.001 per share (the "Common Stock").

Item 2(e)         CUSIP Number:

                  514756 10 5


Item 3            Description of Person Filing:

                  Not applicable.


Item 4            Ownership(1):

                  (a)      Amount Beneficially Owned:

                           GIXLP is the record holder of 2,500,000 shares of Common Stock and may be deemed to beneficially own the 2,500,000 shares of Common Stock held of record by it. GIXGPLP, as General Partner of GIXLP, may be deemed to beneficially own the 2,500,000 shares of Common Stock held of record by GIXLP. Each of Mr. Helman and Mr. Kaiser, each as Co-Managing General Partner of GIXGPLP, may be deemed to beneficially own the 2,500,000 shares of Common Stock held of record by GIXLP. The filing of this statement shall


-------------------------
(1)      As of December 31, 2000.


                               Page 6 of 9 pages
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_______________________                                  _______________________

 CUSIP No. 514756 10 5            SCHEDULE 13G             Page 7 of 9 Pages
________________________________________________________________________________


                           not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

                  (b)      Percent of Class:

                           GIXLP:                             18%
                           GIXGPLP:                           18%
                           Mr. Helman:                        18%
                           Mr. Kaiser:                        18%

                  (c)      Number of Shares as to which the person has:

                           (i) sole voting power; (ii) shared voting power;
                           (iii) sole dispositive power; (iv) shared dispositive power:

                           GIXLP may be deemed to have sole power to vote and dispose of 2,500,000 shares of Common Stock. GIXGPLP, as General Partner of GIXLP, may be deemed to have sole power to vote and dispose of the 2,500,000 shares of Common Stock held of record by GIXLP. Each of Mr. Helman and Mr. Kaiser, as Co-Managing General Partner of GIXGPLP, may be deemed to share the power to vote and dispose of the 2,500,000 shares of Common Stock held of record by GIXLP.

Item 5            Ownership of Five Percent or Less of a Class:

                  Not applicable.


Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable.


Item 8            Identification and Classification of Members of the Group:

                  Not applicable.


Item 9            Notice of Dissolution of Group:

                  Not applicable.


Item 10           Certification:

                  Not applicable.


                               Page 7 of 9 pages
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_______________________                                  _______________________

 CUSIP No. 514756 10 5            SCHEDULE 13G             Page 8 of 9 Pages
________________________________________________________________________________


                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2001.


                         GREYLOCK IX LIMITED PARTNERSHIP

                         By:  Greylock IX GP Limited Partnership
                              General Partner

                              By:          /S/ WILLIAM W. HELMAN
                                 ---------------------------------------------
                                  William W. Helman
                                  Co-Managing General Partner

                         GREYLOCK IX GP LIMITED PARTNERSHIP


                         By:               /S/ WILLIAM W. HELMAN
                            --------------------------------------------------
                              William W. Helman
                              Co-Managing General Partner

                                           /S/ WILLIAM W. HELMAN
                            --------------------------------------------------
                              William W. Helman

                                           /S/ WILLIAM S. KAISER
                            --------------------------------------------------
                              William S. Kaiser


                               Page 8 of 9 pages